BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON DECEMBER 20, 2017

1.            Date, Time and Place: Held on December 20, 2017, at 5 pm, by conference call.

2.            Summons and Presence: Summons dispensed pursuant the Article 21 of Company’s Bylaws considering the presence of the totally of the members of the Board of Directors: Messieurs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Marcos Guimarães Grasso, Flávia Buarque de Almeida, José Aurélio Drummond Jr., Francisco Petros Oliveira Lima Papathanasiadis, Walter Fontana Filho and Walter Malieni Jr.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: (i) Contracting, by the Company, of debt with Banco do Brasil, as Export Credit Note, in the amount of up to R$ 500,000,000.00 (five hundred million reais).

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following resolutions were taken:

5.1. Export Credit Note BB: The members of the Board of Directors approved, by a mojority vote of those present, the contracting of debt with Banco do Brasil (BB), in amount of up to R$ 500,000,000.00 (five hundred million reais), at the rate of 6.6% p.y. and flat fee of 0.4%,  Os membros do Conselho de Administração, aprovaram, por maioria de votos dos presentes, a contratação de dívida junto ao Banco do Brasil (BB), no montante de até R$ 500.000.000,00 (quinhentos milhões de reais), à taxa de 6,6% a.a. e flat fee de 0,4%, with maturity on January 10, 2019.

In accordance with best corporate governance practices and in compliance with the provisions of the Company's Related Party Transactions Policy, Mr. Walter Malieni abstained from voting on the matter.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

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Minutes of the Extraordinary Meeting of the Board of Directors held on December 20, 2017.

BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON DECEMBER 20, 2017

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book Number 6 of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, December 20, 2017

Larissa Brack Secretary

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Minutes of the Extraordinary Meeting of the Board of Directors held on December 20, 2017.